Ruby Tuesday, Inc. & Subsidiaries

SUBSIDIARIES/AFFILIATES
Quality Outdoor Services, Inc.	Wok Hay 2, LLC
RT Airport, Inc.	RT Distributing, LLC
RT Franchise Acquisition, LLC	RT South Florida Franchise, LP
RT Louisville Franchise, LLC	Ruby Tuesday GC Cards, Inc.
RT McGhee Tyson, LLC	RT West Palm Beach Franchise, LP
RT One Percent Holdings, Inc.	RT Detroit Franchise, LLC
Ruby Tuesday, LLC	RT Michigan Franchise, LLC
RT One Percent Holdings, LLC	4721 RT of Pennsylvania, Inc.
RT Minneapolis Holdings, LLC	RT of Annapolis, Inc.
RT Omaha Holdings, LLC	Ruby Tuesday of Marley Station, Inc.
RT Denver, Inc.	Orpah,Inc.
RT Louisville, Inc.	RT Hospitality - York, JV
RT Orlando, Inc.	Ruby Tuesday of St. Mary's, Inc.
RT South Florida, Inc.	Ruby Tuesday of Allegany County, Inc.
RT Tampa, Inc	Ruby Tuesday of Columbia, Inc.
RT West Palm Beach, Inc.	Ruby Tuesday of Salisbury, Inc.
RTBD, Inc.	Ruby Tuesday Sunday Club, Inc.
RT Kentucky Restaurant Holdings, LLC	Ruby Tuesday of Linthicum, Inc.
RT New Hampshire Restaurant Holdings, LLC	Ruby Tuesday of Frederick, Inc.
RTGC, LLC	RT of Cecil County, Inc.
RT Restaurant Services, LLC	RT of Clarksville, Inc.
RT Finance, Inc.	RT of Riverside, Inc.
RT Florida Equity, LLC	Ruby Tuesday of Pocomoke City, Inc.
RT Southwest Franchise, LLC	RT of Fruitland, Inc.
RT Tampa Franchise, LP	RTMB Lodging Joint Venture
RT New York Franchise, LLC	RT Stonebridge Joint Venture
RT Northern California Franchise, LLC	RTT Texas, Inc.
RTTA, LP	RTTT, LLC
RT Michiana Franchise, LLC	RT/Sayosha Chambersburg Joint Venture
RT Orlando Franchise, LP